UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 4, 2026

CORE LABORATORIES INC.

(Exact name of registrant as specified in its charter)

Delaware	001-41695	98-1164194
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6316 Windfern Road
Houston, TX		77040
(Address of principal executive offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (713) 328-2673

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock (par value $0.01)	CLB	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note

This Current Report on Form 8-K/A (this “Amended Report”) amends and supplements the Current Report on Form 8-K of Core Laboratories Inc. (the “Company”), originally furnished by the Company to the Securities and Exchange Commission (the “SEC”) on February 4, 2026 (the “Original Form 8-K”). The sole purpose for filing this Amended Report is to correct certain financial information contained in Exhibit 99.1 to the Original Form 8-K as described further below.

This Amended Report is presented as of the filing date of the Original Form 8-K and does not reflect events occurring after that date, such as the conflict in the Middle East, or modify or update any other disclosure contained in or furnished with the Original Form 8-K, except to reflect the revisions as described herein. Accordingly, this Amended Report should be read in conjunction with the Original Form 8-K.

The information in this Amended Report shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor otherwise subject to the liabilities under that Section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly stated by specific reference in such filing.

Item 2.02 Results of Operations and Financial Condition.

The Original Form 8-K included, as Exhibit 99.1 thereto, a copy of the Company’s press release that was issued on February 4, 2026 announcing the financial results of the Company for the quarter and year ended December 31, 2025 (the “Earnings Release”). Subsequent to the Company’s fourth quarter earnings call on February 5, 2026 and during the preparation of its audited consolidated financial statements to be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, the Company completed its reconciliation of the income taxes payable and income taxes receivable accounts, analysis of certain deferred tax assets, and final analysis of 2024 tax returns filed in late December for certain foreign jurisdictions. In completing the reconciliation and corresponding controls, it was determined that estimated income tax expense for the quarter and year ended December 31, 2025 was understated by $4.2 million.

The increase to income tax expense is primarily associated with a decrease to deferred tax assets, a decrease to deferred tax liabilities, and an increase to deferred tax expense, and reflects a timing difference between the book gain and tax gain for insurance proceeds received in connection with the Company’s Aberdeen, U.K. facility and equipment that were damaged in a fire. As this adjustment relates to fiscal year 2025 financial results, the Company is revising its previously released financial statements in anticipation of the filing of its Annual Report on Form 10-K for the year ended December 31, 2025. The Form 10-K is expected to be filed with the SEC on or around March 17, 2026.

Additionally, the Company made certain adjustments to previously reported amounts to correct immaterial errors in the consolidated balance sheet as of December 31, 2024. These adjustments included 1) a misclassification of $4.7 million between income taxes receivable and deferred tax liabilities, and 2) a $5.6 million write off of income taxes receivable recorded prior to 2021, which were determined to be unrecoverable. The write off associated with periods prior to 2021, results in a reduction of $0.7 million in income taxes receivable, an increase of $4.9 million in income taxes payable, with $5.6 million recorded as an adjustment to beginning retained earnings in the consolidated balance sheet as of December 31, 2024.

The adjustment to income tax expense did not have any impact on, or result in any change to, consolidated revenue, operating income, income before tax, or cash from operations as presented in the Earnings Release.

Revisions to the condensed consolidated balance sheets, condensed consolidated statement of operations, and condensed consolidated statement of cash flows appearing in the Earnings Release are described below.

1. Revised Condensed Consolidated Statement of Operations Items (Unaudited)

For the three months ended and the year ended December 31, 2025, income tax expense increased by $4.2 million, which decreased net income by the same amount. Diluted earnings per share and diluted earnings per share attributable to Core Laboratories Inc. for the three months and the year ended December 31, 2025 decreased by $0.09 per share.

2. Revised Condensed Consolidated Balance Sheet Items (Unaudited)

The adjustments to income tax expense, including the prior period write off of unrecoverable income taxes receivable described above, impacted the consolidated balance sheet as of December 31, 2025 by decreasing income taxes receivable by $8.2 million, decreasing deferred tax assets by $5.2 million, decreasing income taxes payable by $1.2 million, and decreasing deferred tax liabilities by $2.6 million. The adjustment for prior periods, described above, is also reflected in beginning retained earnings for the year ended December 31, 2025.

3. Revised Condensed Consolidated Statement of Cash Flows Items (Unaudited)

The adjustments to income tax expense for 2025 are non-cash and did not impact net cash provided by operating activities; however, the increase in income tax expense decreased net income by $4.2 million, offset by a net non-cash increase of $7.2 million in deferred income taxes and a net decrease of $3.0 million to income taxes payable and receivable within the condensed consolidated statement of cash flows for the year ended December 31, 2025.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Core Laboratories Inc.

Dated: March 16, 2026	By	/s/ Christopher S. Hill
Christopher S. Hill
Chief Financial Officer